Exhibit 99.1

Contact:
Lee Bendekgey	Nicole Foderaro
SVP, CFO and General Counsel	WeissComm Partners
Nuvelo	415-946-1058
650-517-8358	nfoderaro@wcpglobal.com
lbendekgey@nuvelo.com

NUVELO REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

SAN CARLOS, Calif., November 1, 2007 – Nuvelo, Inc. (Nasdaq: NUVO) today announced third quarter 2007 financial results and accomplishments.

For the third quarter ended September 30, 2007, Nuvelo reported a net loss of $14.4 million or $0.27 per share compared with a net loss of $26.7 million or $0.51 per share for the same period in 2006. For the nine months ended September 30, 2007, Nuvelo reported a net loss of $0.7 million or $0.01 per share, compared with a net loss of $65.2 million or $1.28 per share for the same period in 2006.

As of September 30, 2007, Nuvelo had $117.3 million in cash and cash equivalents, short-term investments and restricted cash. Net cash used in operating activities was $1.5 million for the third quarter of 2007 and $32.3 million for the first nine months of 2007, which reflects the $15.0 million received from Bayer in the third quarter of 2007 related to the termination of the 2006 collaboration agreement between Nuvelo and Bayer. The $15.0 million is included in the balance sheet as deferred revenue and will not be recognized as revenue until Bayer decides whether to re-enter into its alfimeprase collaboration with Nuvelo at the time of Nuvelo’s initiation of a pivotal trial in stroke.

Revenues for the third quarter of 2007 were $0.1 million, compared with revenues of $0.9 million for the same period in 2006. Revenues for the nine months ended September 30, 2007 were $46.8 million, compared with revenues of $3.0 million for the same period in 2006. The increase in revenues for the nine months ended September 30, 2007 was due to the recognition of $45.8 million of the $50.0 million up-front license fee received from Bayer in January 2006 as a result of the termination of the collaboration agreement in June 2007. The up-front license fee was originally recorded as deferred revenue upon receipt and was being recognized on a straight-line basis over the performance period under the agreement.

Total operating expenses for the third quarter of 2007 were $16.0 million, compared with $29.7 million for the same period in 2006. Total operating expenses for the nine months ended September 30, 2007 were $52.6 million, compared with $74.0 million for the same period in 2006.

Research and development expenses were $9.5 million for the third quarter of 2007 compared with $23.1 million for the same period in 2006, net of collaboration partner cost sharing credits of $0.3 million and $8.1 million, respectively. The decrease in net R&D expenses in 2007 was primarily due to a decrease in spending on alfimeprase as a result of the refocusing of the company’s alfimeprase development programs. Non-cash employee stock-based compensation included in research and development expenses totaled $0.8 million and $1.1 million in the third quarter of 2007 and 2006, respectively.

General and administrative expenses were $4.2 million for the third quarter of 2007 compared with $6.6 million for the same period in 2006. The decrease in G&A expenses was primarily due to decreased personnel costs, commercialization-related expenses for alfimeprase and occupancy costs. Non-cash employee stock-based compensation included in general and administrative expenses totaled $1.2 million and $1.3 million in the third quarter of 2007 and 2006, respectively.

Restructuring expenses were $2.3 million for the third quarter of 2007 and resulted from a reduction in workforce intended to realign the Company’s organization. Included in the restructuring expenses were $1.4 million of termination benefits and $0.9 million of non-cash stock-based compensation.

Interest income was $1.6 million for the third quarter of 2007, compared with $2.2 million for the same period in 2006. The decrease was primarily due to a reduction in the Company’s cash and investment balances.

“We are making progress with our programs and look forward to initiating two new Phase 1 programs and sharing data from a number of our ongoing and completed trials over the next several months,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “We are focused on driving our business forward and building value through execution.”

Recent Corporate Accomplishments

•	Received regulatory clearance to begin our Phase 1 trial with Wnt pathway modulator, NU206;

•

Published data from a study of NU206 describing the mechanism which regulates the Wnt pathway in the September 11th issue of Proceedings of the National Academy of Sciences of the United States of America;

•	Re-initiated enrollment in the SONOMA-3 trial evaluating alfimeprase for the treatment of catheter occlusion;

•

Restructured and realigned the organization, suspending development of rNAPc2, reducing the workforce by 45 percent since December 2006 and lowering operating expenses by approximately $15.0 million per year; and

•	Presented preclinical data evaluating the mechanism of NU172 at the XXIst Congress of the International Society on Thrombosis and Haemostasis.

2007 Guidance and Upcoming Milestones

For the full year 2007, Nuvelo expects operating expenses to be in the range of $65.0 to $70.0 million, and net cash used in operating activities to be in the range of $45.0 to $50.0 million.

In the remainder of 2007 and into 2008, Nuvelo anticipates accomplishing the following:

•	Initiate the Phase 2 CARNEROS-1 proof-of-concept trial with alfimeprase in acute ischemic stroke in the second half of 2007;

•	Present data from the Phase 3 SONOMA-2 trial with alfimeprase in catheter occlusion at the American Society of Hematology 49th Annual Meeting and Exposition taking place December 8-11 in Atlanta;

•	Complete and announce top-line data from the ongoing SONOMA-3 trial in the first half of 2008;

•	Initiate a Phase 1 trial with direct thrombin inhibitor, NU172, in the fourth quarter of 2007 or the first quarter of 2008, and announce data from this trial in 2008; and

•	Initiate a Phase 1 trial with NU206 in the first half of 2008.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 888-680-0894 for domestic callers and 617-213-4860 for international callers and reference conference passcode, 12660108. A telephone replay of the conference call will be available through Thursday, November 15, 2007. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 37585014. In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular disease, cancer and other debilitating medical conditions. Nuvelo’s development pipeline includes alfimeprase, a direct acting fibrinolytic in Phase 2 clinical development for the treatment of thrombotic-related disorders including acute ischemic stroke and catheter occlusion; and preclinical candidates NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease and NU172, a direct thrombin inhibitor for use as a potential short-acting anticoagulant during medical or surgical procedures. In addition, Nuvelo expects to continue its research programs in leukemia therapeutic antibodies and Wnt signaling pathway therapeutics to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at http://www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding our anticipated use of cash in fiscal years 2007 and beyond, our anticipated financial results in the fiscal year 2007, the timing and progress of Nuvelo’s clinical stage and research programs, the potential benefits that patients may experience from the use of our clinical stage compounds, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; stock market conditions; the impact of competitive products and technological changes; and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo’s filings with the SEC, including without limitation Nuvelo’s quarterly report on Form 10Q for the quarter ended June 30, 2007 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Contract revenues	$63	$908	$46,798	$2,978

Operating expenses:
Research and development	9,494	23,134	33,452	49,929
General and administrative	4,204	6,568	16,843	24,034
Restructuring	2,336	—	2,336	—

Total operating expenses	16,034	29,702	52,631	73,963

Operating loss	(15,971)	(28,794)	(5,833)	(70,985)
Interest income	1,638	2,221	5,269	6,280
Interest expense	(25)	(95)	(101)	(512)

Net loss	$(14,358)	$(26,668)	$(665)	$(65,217)

Basic and diluted net loss per share	$(0.27)	$(0.51)	$(0.01)	$(1.28)
Weighted average shares used in computing basic and diluted net loss per share	53,361	52,022	53,310	50,943

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30, 2007	December 31, 2006*
Cash and cash equivalents, short-term investments and restricted cash	$117,254	$153,126
Working capital	92,735	122,496
Total assets	135,403	184,405
Bank loans	—	1,492
Related party line of credit	229	2,292
Other non-current liabilities	36,572	70,598
Accumulated deficit	(458,877)	(458,212)
Total stockholders’ equity	77,426	69,843

*	The consolidated balance sheet data as of December 31, 2006 has been derived from the audited financial statements as of that date.